EXHIBIT 10.51
August 20, 1990



Mr. John J. Bonasia
President
Airwork Corporation
Municipal Airport
Millville, New Jersey 08332

Dear John:

This letter will set out our agreement regarding the transfer of your management responsibilities from Airwork to a group level position here in
Annapolis:

1. Position: The position is that of UNC Group Vice President - Engine Overhaul Operations, reporting to me effective today. You will be responsible for the operations, profitability and growth of the units comprising UNC's Aviation Group, including Airwork and Pacific Airmotive, providing aircraft engine overhaul services.

2. Transition: There will be a transition period of about six months, during which you will continue to be responsible as President of Airwork. Your efforts during this period will include the identification, development and transition of a replacement as President of Airwork from among its present key executives.

3. Expenses: Additional residence, living and personal commuting expenses will be reimbursed to you by UNC during the transition period. It is understood that you will begin relocation efforts during this period. All relocation expenses will be paid for or reimbursed to you in accordance with UNC's current relocation policy.

4.  Compensation:

    (a) Base Salary: Your base annual salary will be $180,000, payable biweekly and reviewable annually as of each May 1 by the Management Development and Compensation Committee of UNC's Board of Directors.

    (b) Incentive Compensation Plan: You will be eligible to participate in UNC's Executive Compensation Plan up to 50% of your base salary depending on corporate performance. You will also be eligible to receive, at my discretion, additional incentive compensation based on any extraordinary performance on your part.

You will also receive a $10,000 per year allowance, paid in January and July, in lieu of car expenses and other perquisites.

5.  Other Benefits:

    (a) Stock Options: An award of stock options covering 40,000 UNC shares has been authorized by the Management Development and Compensation Committee.

    (b)  Supplemental Executive Retirement Plan:
You will be recommended to the Management Development and Compensation Committee to participate in UNC's Supplemental Executive Retirement Plan. This plan provides retirement income at 60% of the last year's salary after ten years of service.

    (c)  Change-In-Control: A change-in-
control agreement will also be provided to you, reflecting your new position and responsibilities.

    (d) Retirement Income Savings Plan: You will continue to be eligible to participate in UNC'S Retirement Income Savings Plan.

    (e) Group Insurance: You will continue to be eligible to participate in UNC's group health insurance and other benefits.

    (f)  Vacation: You will be entitled to an
annual vacation of three weeks.

    (g)  In the event of the termination of your
employment at the initiative of UNC, for any reason other than for cause or a change in control, you will be entitled to twelve months of salary and employee benefits continuance from the date of termination of your active employment.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter for our records. I am happy to welcome you to your new position at UNC, and look forward to continuing our relationship on this new basis.

Sincerely yours,



/s/ Dan A. Colussy
Chairman, President and
Chief Executive Officer

Accepted:


/s/ John J. Bonasia
Date: 8/20/90